Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS THIRD QUARTER RESULTS

AUSTIN, Minn. (Aug. 21, 2008) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2008 third quarter.

HIGHLIGHTS

•                  Diluted EPS of $.38, down 7 percent from $.41 per share in 2007

•                  Dollar sales of $1.68 billion increased 10 percent from 2007

•                  Volume up 7 percent compared to last year

•                  Operating profit down 2 percent from 2007

•                  Grocery Products operating profit up 11 percent; volume up 10 percent; dollar sales up 10 percent

•                  Refrigerated Foods operating profit down 1 percent; volume up 4 percent (flat excluding acquisitions); dollar sales up 8 percent (up 4 percent excluding acquisitions)

•                  Jennie-O Turkey Store operating profit down 61 percent; volume up 7 percent; dollar sales up 11 percent

•                  Specialty Foods operating profit up 20 percent; volume up 10 percent; dollar sales up 14 percent

•                  All Other operating profit up 19 percent; volume up 24 percent; dollar sales up 33 percent.

The company reported fiscal 2008 third quarter net earnings of $51.9 million, down 9 percent from earnings of $57.4 million a year earlier.  Diluted earnings per share for the quarter were $.38 this year compared to $.41 per share last year.  Sales totaled $1.68 billion, up from $1.52 billion in fiscal 2007.  For the nine months ended July 27, 2008, net earnings were $217.7 million, or $1.58 per diluted share (up 10 percent), compared to $200.7 million a year ago or $1.44 per diluted share.  Sales totaled $4.9 billion, up 8 percent, from $4.5 billion in the same period last year.

COMMENTARY

“We continue to generate strong top-line growth in both dollar sales and volume across all five of our operating segments,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer. “As we previously announced, the higher feed input and fuel costs at our Jennie-O Turkey Store segment pressured profitability and contributed to the year over year decline in the company’s third quarter results. Relatively flat results in our Refrigerated Foods segment and a decline in investment income also presented unanticipated challenges during the quarter. In our Refrigerated Foods segment, strong fresh pork margins and pricing taken by our Meat Products and Foodservice Divisions were insufficient to overcome increased costs experienced by those divisions.”

“We were encouraged by the strong top line and bottom line growth by our Grocery Products, Specialty Foods and All Other segments. Our Grocery Products and All Other segments maintained the strong momentum they had during the first half of the year, and our Specialty Foods segment rebounded nicely under difficult operating circumstances,” Ettinger said.

SEGMENT OPERATING HIGHLIGHTS — THIRD QUARTER

Grocery Products (13% of Net Sales, 31% of Total Segment Operating Profit)

The Grocery Products segment reported an 11 percent increase in operating profit for the quarter compared to last year. The HORMEL and STAGG chili products performed particularly well for the quarter due to improved retail promotional programs and gains over competitive brands. DINTY MOORE stews and HORMEL COMPLEATS microwave meals also achieved increases in sales this quarter.

Refrigerated Foods (53% of Net Sales, 38% of Total Segment Operating Profit)

The Refrigerated Foods segment reported an operating profit 1 percent lower than last year for the quarter. Higher input and other costs were not fully recovered through pricing actions. Sales were up 8 percent due to continued strong demand for value-added products, particularly in the retail segment. Retail product lines experiencing strong net sales growth include DiLUSSO DELI products and HORMEL pepperoni. Net sales were down slightly in the Foodservice division.

Jennie-O Turkey Store (19% of Net Sales, 8% of Total Segment Operating Profit)

Operating profit declined 61 percent in the Jennie-O Turkey Store segment in the quarter despite an 11 percent increase in sales. While the Jennie-O Turkey Store team continued to implement price increases, these increases were not adequate to offset the approximately $53 million increase in feed and fuel input costs incurred during the quarter. An oversupply of turkey breast meat in the market also kept pricing of commodity breast meat at a low level, exacerbating the cost-price differential. Demand for retail value-added products such as JENNIE-O TURKEY STORE turkey burgers and tray pack products continues to be strong.

Specialty Foods (11% of Net Sales, 17% of Total Segment Operating Profit)

The Specialty Foods segment had strong results for the quarter with operating profit increasing 20 percent. Each of the three business units in this segment reported higher net sales and operating profits for the quarter. Gains in the Specialty Products business unit were driven by higher contract manufacturing volumes. Century Foods International experienced significantly higher sales and volumes of ready-to-drink products. Diamond Crystal Brands completed an acquisition of a small liquid packet manufacturer in Georgia during the quarter.

All Other (4% of Net Sales, 6% of Total Segment Operating Profit)

The All Other segment, which includes the International business unit, had another strong quarter with operating profit up 19 percent compared to last year. Export sales of the SPAM family of products and fresh pork are the main contributors with increases being shown in most markets. Equity in earnings of affiliates declined for the quarter due to the impact of the weakening Philippine peso on results of our Purefoods-Hormel joint venture.

General Corporate Expense

General corporate expense decreased for the quarter due to lower than expected expenses associated with long-term compensation plans and other benefits.

Net Interest and Investment Income

Net interest and investment income declined significantly compared to last year due primarily to lower investment results on our rabbi trust investments, which fund the company’s non-qualified benefit plan obligations.

OUTLOOK

“As stated in our preannouncement on August 8, we expect to see continued earnings pressure at Jennie-O Turkey Store from higher input costs, as the birds fed with higher grain prices make their way through the system. As stated previously, we are adjusting our full year guidance to $2.22-$2.28 per share, which is above our prior year results of $2.17 per share last year ($2.14 excluding the sale of assets in the fourth quarter). We continue to focus on our long-term objectives to grow the business through product innovation, increasing brand strength and adding value to our products,” Ettinger said.

DIVIDENDS

Effective Aug. 15, 2008, the Company paid its 320th consecutive quarterly dividend. The annual rate is $.74.

CONFERENCE CALL

A conference call will be Webcast at 9:00 a.m. CT on Thursday, Aug. 21, 2008. Access is available at www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial in number is 800-240-2430. An audio replay is available by calling 800-405-2236 and entering access code 11118122#. The audio replay will be available beginning at 11:00 a.m. CT on Thursday, Aug. 21, 2008, through 11:59 p.m. CT on Friday, Sept. 5, 2008. The Webcast replay will be available at 11:00 a.m. CT, Thursday, Aug. 21, 2008, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past nine years, Hormel Foods has been named one of “The Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers and foodservice customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ materially.  Please refer to the cautionary statement regarding Forward-Looking Statements and risk factors that appear on pages 25-30 in the Company’s 10Q for the fiscal quarter ended April 27, 2008, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2008 Third Quarter Segment Operating Results (in Thousands)

	THIRD QUARTER — 13 WEEKS ENDED

NET SALES	July 27, 2008	July 29, 2007	% Change
Grocery Products	$222,922	$202,150	10.3
Refrigerated Foods	890,978	825,285	8.0
Jennie-O Turkey Store	310,532	278,588	11.5
Specialty Foods	192,001	167,694	14.5
All Other	61,709	46,288	33.3
Total	$1,678,142	$1,520,005	10.4

OPERATING PROFIT
Grocery Products	$29,849	$26,868	11.1
Refrigerated Foods	36,331	36,764	(1.2)
Jennie-O Turkey Store	8,078	20,841	(61.2)
Specialty Foods	16,895	14,075	20.0
All Other	5,785	4,853	19.2
Total segment operating profit	96,938	103,401	(6.3)
Net interest and investment income	(13,904)	(5,260)	(164.3)
General corporate expense	(2,907)	(7,862)	63.0
Income before tax	$80,127	$90,279	(11.2)

	YEAR TO DATE — 39 WEEKS ENDED

NET SALES	July 27, 2008	July 29, 2007	% Change
Grocery Products	$683,801	$631,991	8.2
Refrigerated Foods	2,580,259	2,419,596	6.6
Jennie-O Turkey Store	893,870	825,246	8.3
Specialty Foods	563,322	513,842	9.6
All Other	172,139	138,010	24.7
Total	$4,893,391	$4,528,685	8.1

OPERATING PROFIT
Grocery Products	$107,829	$99,046	8.9
Refrigerated Foods	154,762	122,893	25.9
Jennie-O Turkey Store	54,590	64,761	(15.7)
Specialty Foods	50,701	48,398	4.8
All Other	20,653	16,193	27.5
Total segment operating profit	388,535	351,291	10.6
Net interest and investment income	(28,738)	(13,911)	(106.6)
General corporate expense	(18,982)	(23,051)	17.7
Income before tax	$340,815	$314,329	8.4

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	7-27-2008	7-29-2007	7-27-2008	7-29-2007

Net sales	$1,678,142	$1,520,005	$4,893,391	$4,528,685

Cost of products sold	1,332,448	1,196,624	3,769,039	3,499,981

GROSS PROFIT:	345,694	323,381	1,124,352	1,028,704

Expenses:
Selling and delivery	204,167	187,823	622,393	578,974

Administrative & general	47,737	41,231	135,837	123,574

TOTAL EXPENSES:	251,904	229,054	758,230	702,548

Equity in earnings of affiliates	241	1,212	3,431	2,084

OPERATING INCOME:	94,031	95,539	369,553	328,240

Other income & expenses:
Interest & investment income (loss)	(6,454)	1,373	(8,139)	6,078

Interest expense	(7,450)	(6,633)	(20,599)	(19,989)

EARNINGS BEFORE INCOME TAXES:	80,127	90,279	340,815	314,329

Provision for income taxes	28,180	32,905	123,126	113,629
(effective tax rate)	35.17%	36.45%	36.13%	36.15%

NET EARNINGS	$51,947	$57,374	$217,689	$200,700

NET EARNINGS PER SHARE
Basic	$.38	$.42	$1.61	$1.46
Diluted	$.38	$.41	$1.58	$1.44

WGHT AVG SHARES OUT
Basic	135,391	137,447	135,583	137,574
Diluted	137,055	139,414	137,447	139,564

DIVIDENDS DECLARED PER SHARE	$.185	$.15	$.555	$.45

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	July 27, 2008	October 28, 2007
	(In Thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$109,987	$149,749
Accounts receivable	377,929	366,621
Inventories	794,318	646,968
Federal income taxes	9,448	0
Taxes other than federal income taxes	66	0
Deferred income taxes	54,610	52,583
Prepaid expenses & other current assets	34,852	15,804

TOTAL CURRENT ASSETS	1,381,210	1,231,725

INTANGIBLES	771,514	757,993

OTHER ASSETS	432,014	437,331

PROPERTY, PLANT & EQUIPMENT, NET	973,383	966,601

TOTAL ASSETS	$3,558,121	$3,393,650

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$637,201	$664,777

LONG-TERM DEBT — LESS CURRENT MATURITIES	350,000	350,005

OTHER LONG-TERM LIABILITIES	548,055	494,085

SHAREHOLDERS’ INVESTMENT	2,022,865	1,884,783

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,558,121	$3,393,650

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	7-27-2008	7-29-2007
OPERATING ACTIVITIES	(In Thousands)
Net earnings	$217,689	$200,700
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	86,226	85,082
Amortization of intangibles	8,888	8,645
Equity in earnings of affiliates	(5,677)	(3,186)
Provision for deferred income taxes	(13,901)	(3,239)
Loss on property/equipment sales and plant facilities	1,833	617
Changes in operating assets and liabilities net of acquisitions:
(Increase) Decrease in accounts receivable	(9,763)	23,926
Increase in inventories, prepaid expenses, and other current assets	(129,649)	(97,152)
(Increase) Decrease in pension assets	(131)	6,113
Increase (Decrease) in accounts payable, accrued expenses, and pension and post-retirement benefits	13,295	(72,242)
Other	2,427	7,333
NET CASH PROVIDED BY OPERATING ACTIVITIES	171,237	156,597

INVESTING ACTIVITIES
Sale of available-for-sale securities	146,308	527,857
Purchase of available-for-sale securities	(155,207)	(527,857)
Acquisitions of businesses / intangibles	(27,175)	(13,620)
Purchases of property / equipment	(96,293)	(96,602)
Proceeds from sales of property / equipment	2,266	5,866
Decrease (Increase) in investments, equity in affiliates, and other assets	17,096	(24,751)
Dividends from affiliates	970	730
NET CASH USED IN INVESTING ACTIVITIES	(112,035)	(128,377)

FINANCING ACTIVITIES
Proceeds from short-term debt	75,000	25,000
Principal payments on short-term debt	(70,000)	(17,576)
Principal payments on long-term debt	(54)	(6,322)
Dividends paid on common stock	(70,585)	(60,524)
Share repurchase	(56,472)	(47,982)
Other	23,147	11,203
NET CASH USED IN FINANCING ACTIVITIES	(98,964)	(96,201)
DECREASE IN CASH AND CASH EQUIVALENTS	(39,762)	(67,981)
Cash and cash equivalents at beginning of year	149,749	172,485
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$109,987	$104,504